UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 26, 2006
SANDERSON FARMS, INC.
(Exact name of registrant as specified in its charter)

Mississippi	1-14977	64-0615843

(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

127 Flynt Road
Laurel, Mississippi	39443

(Address of principal executive offices)	(Zip Code)
(601) 649-4030

(Registrant’s telephone number, including area code)
225 N. 13th Avenue, Laurel, Mississippi, 39440
(Former name or former address, if changed since last report)
     Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
On October 26, 2006, upon the recommendation of the Compensation Committee of the Registrant’s Board of Directors, the Board took the following actions: (1) it approved a 5% merit salary increase for the 2007 fiscal year for James A. Grimes, Secretary and Chief Accounting Officer, effective November 1, 2006; (2) it approved an increase in the percentage of base salary that the Chief Executive Officer, Joe F. Sanderson, Jr., can potentially earn as a bonus under the Registrant’s Bonus Award Program for the 2007 fiscal year from 100% to 150%; and (3) it approved grants of performance shares under the Registrant’s Stock Incentive Plan as follows: 16,500 shares for each of Lampkin Butts, President and Chief Operating Officer and D. Michael Cockrell, Treasurer and Chief Financial Officer, and 3,000 shares for Mr. Grimes. Messrs. Sanderson, Butts and Cockrell requested that they not be considered for an increase in salary based on merit for the 2007 fiscal year, and Mr. Sanderson has previously indicated to the Compensation Committee and the Board of Directors that he does not intend to accept any additional grants of stock under the Stock Incentive Plan.
The Form of Performance Share Agreement relating to the grants of performance shares will be substantially similar to the form of agreement that was filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K on December 2, 2005 and described in that report (which report is incorporated herein by reference), except that: (1) the performance period will commence on November 1, 2006 and (2) the threshold and target performance criteria are slightly higher than those specified in the prior agreement and the maximum performance criteria are slightly lower because the Registrant's 2005 results will be factored into its historical performance. A copy of the Form of Agreement will be filed with the Registrant's next 10-K report. The Registrant expects that the Board will take further action on and finalize the 2007 Bonus Award Program in January. Such action will be reported on Form 8-K and the Registrant will file a copy of the final Program as required as an exhibit to its reports under the Securities Exchange Act of 1934.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
SANDERSON FARMS, INC.
(Registrant)

Date: November 1, 2006	By:	/s/ D. Michael Cockrell
D. Michael Cockrell
Treasurer and Chief Financial Officer